Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of September 1, 2015 between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and Sean Crane.
This Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of 37,807 restricted stock units (the “Award”) that are subject to the terms and conditions specified herein (“RSUs”) and that are being granted to you on the date hereof (such date, the “Grant Date”) under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of the Company’s common stock, $0.01 par value (a “Share”), for each RSU, as set forth in Section 3 below.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 12 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company or any of its Affiliates, including any policy of the Company or any of its Affiliates (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 12 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
(a) “Cause” has the meaning set forth in any other Company Arrangement or, if more favorable to you, means the occurrence of any one of the following:
(i)your willful and continued failure to perform substantially your duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)your willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its Affiliates or (B) illegal conduct;
(iii)your willful and material breach of any Company Arrangement;

(iv)your willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or
(v)your willful failure to cooperate with an investigation by any governmental authority.
(b) “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable sickness or bodily injury that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by a specific diagnosis made by a Physician and supported by objective medical evidence satisfactory to the Committee.
(c) “Good Reason” means the occurrence of any of the events or circumstances set forth below without your express prior written consent and other than as a result of your Disability:
(i)    the failure of the Company to pay to you any material compensation when due; or
(ii)    any reduction of your base salary, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all similarly situated employees of the Company and its Affiliates, and other than any such reduction that results from your demotion into a position that you occupied within the 18 months immediately prior to such demotion.
Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date that you would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you shall be entitled to terminate employment for Good Reason during the 180-day period that follows the end of the Cure Period (the “Termination Period”). If you do not terminate employment during the Termination Period, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance.
(d) “Physician” means a person legally licensed, in the jurisdiction in which care is given, to practice medicine, psychiatry, psychology, psychotherapy or other legally qualified practice of a healing art that we are required by law to recognize, who is practicing within the scope of that license and is neither you nor a member of your immediate family.
(e) “Retirement” means a termination of employment by you on or after the date on which you have (i) attained age 65 and completed at least five years of service with the Company or any of its Affiliates or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Affiliates, but only to the extent that circumstances constituting Cause do not exist.
(f) “Retirement Eligible” means that, on or before the final Vesting Date of the Award, you will, assuming your employment does not earlier terminate, have (i) attained age 65 and completed at least five years of service with the Company or any of its Affiliates or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Affiliates.
(g) “Vesting Date” means September 1, 2017.
SECTION 3. Vesting. (a) Normal Vesting. On the Vesting Date, your rights with respect to 100% of the RSUS subject to the Award shall become vested, provided that you must be employed continuously by the Company or any of its Affiliates through the Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in this Section 3 or in any other Company Arrangement.
(b)    Change of Control. In the event of a Change of Control following which (i) the RSUs are not assumed by, or converted into, equivalent awards of the acquiring, resulting or successor corporation (as the case may be) or (ii) the RSUs are assumed by, or converted into, equivalent awards of the acquiring, resulting or successor corporation (as the case may be) and within twenty-four months following such Change of Control, your employment is terminated without Cause or you terminate employment for Good Reason, your rights with respect to any then unvested RSUs awarded pursuant to this Award Agreement shall become vested as of immediately prior to the Change of Control or on such date of termination, as applicable.
(c)    Death. In the event of your death while employed by the Company or any of its Affiliates, your rights with respect to any then unvested RSUs awarded pursuant to this Award Agreement shall become vested in your estate or in any person who acquired such RSUs by bequest or inheritance, as of such date.
(d)    Disability. In the event your employment with the Company or any of its Affiliates terminates due to Disability, your rights with respect to any then unvested RSUs awarded pursuant to this Award Agreement shall become vested in you or your guardian or legal representative, as applicable, as of such termination.
(e)    Termination Without Cause. In the event your employment with the Company or any of its Affiliates is terminated by the Company without Cause, your rights with respect to any then unvested RSUs awarded pursuant to this Award Agreement shall become vested in you as of such termination

(f)    Retirement. In the event your employment with the Company or any of its Affiliates terminates due to your Retirement, any then unvested RSUs awarded pursuant to this Award Agreement will continue to vest on the Vesting Date without regard to your no longer being employed, but subject to (i) the conditions to continued vesting described in Section 3(f) hereof, and (ii) your compliance with any other restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject.
(g)    Conditions Related to Continued Post-Employment Vesting During Retirement. You acknowledge by your acceptance of this Award Agreement that the continued vesting, after your Retirement, of any RSUs that were unvested as of the date of your Retirement is subject to compliance with the conditions set forth in this Section 3(g). Further, you acknowledge that these conditions do not impede your ability to seek employment, but rather they subject certain post-employment benefits related to your Award that the Company is providing to you that are not required by applicable law to conditions. In the event you (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder (except for passive investments in less than two percent of the stock of publicly traded, stock exchange listed companies), licensor, director, officer, agent, employee or consultant for any person or entity engaged primarily in the retail grocery business in any state in which the Company or any subsidiary then operates, (ii) accept employment with any person or entity that is engaged in any manner in the retail grocery business if such employment would result in you being involved in the management, operations or business affairs of the subsidiary, division, segment or other portion of such person or entity that conducts such grocery business in any state in which the Company or any subsidiary then operates, (iii) disclose or misuse any confidential information of the Company or any subsidiary (except, in the case of disclosure, as required by applicable law or by order of a court or governmental agency having jurisdiction over such matter), (iv) directly or indirectly solicit, or assist another person or entity in soliciting, any employees of the Company or any subsidiary to terminate such employment, (v) disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any subsidiary to any person, or (vi) violate or fail to comply with any restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject, then, following your Retirement, this Award, to the extent it remains unvested, shall cease to vest automatically on the date on which you first engaged in such conduct.
SECTION 4. Delivery of Shares. Each RSU under this Award Agreement that becomes vested in accordance with Section 3 shall be settled by the Company delivering to you one Share on:
(i)    if such RSU vested pursuant to Section 3(a), the Vesting Date applicable to such RSU;
(ii)    if such RSU vested pursuant to Section 3(b)(i):

(X) in the event you are Retirement Eligible as of the Grant Date, the Vesting Date applicable to such RSU, without regard to the earlier vesting thereof; or
(Y) in all other cases, immediately prior to the applicable Change of Control;
(iii)    if such RSU vested pursuant to Section 3(b)(ii), the date of your termination of employment;
(iv)    if such RSU vested pursuant to Section 3(c) or 3(d), the date of your death or termination of employment, as the case may be; and
(v)    if such RSU vested pursuant to Section 3(e), the Vesting Date applicable to such RSU.
SECTION 5. Forfeiture of RSUs. Unless the Committee determines otherwise, and except as provided in Section 3 or in any other Company Arrangement, if your rights with respect to any RSUs awarded pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates, your rights with respect to such RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.
SECTION 6. Dividend Equivalents. Whenever cash dividends are paid on the Shares, additional RSUs shall be granted to you, subject to the same terms and conditions as are applicable to this Award. The number of such additional RSUs shall be calculated by dividing (a) the dividends that would have been paid to you if the RSUs held by you on the relevant dividend record date had been Shares, by (b) the closing price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the date of payment of such dividend. If on such date of payment there is not a closing price of the Shares on any such exchange, then the opening price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the first available date thereafter shall be used for purposes of (b) above.
SECTION 7. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an RSU in violation of the provisions of this Section 6 and Section 9(c) of the Plan shall be void.
SECTION 8. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 4 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(l) of the Plan. In the event that there is withholding tax liability in connection with the settlement of RSUs, you may satisfy, in whole or in part, any withholding tax liability at the minimum statutory rate by having the Company withhold from the number of Shares you would be entitled to receive upon settlement of the RSUs, a number of Shares having a Fair Market Value equal to such withholding tax liability.
(b)    Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 9. Recoupment. You acknowledge that the Company has adopted The Fresh Market, Inc.’s Compensation Recoupment Policy (the “Recoupment Policy”). You acknowledge and agree that you have either received a copy of the Recoupment Policy in effect as of the date of this Award Agreement or, if you have not received a copy, that you have the ability to request and receive a copy of the Recoupment Policy prior to accepting this Award Agreement. You acknowledge and agree that the Recoupment Policy is subject to change after the Grant Date as required by applicable law, and that this Award, the RSUs and the shares or other property, including cash proceeds therefrom, may, as a result of such change, be subject to the Recoupment Policy.
SECTION 10. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 11. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 12. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 12(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’

fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 12(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 12, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 13. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 14. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 15. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”,

“includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 16. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 4(b) of the Plan).
SECTION 17. Section 409A. (a) For purposes of Section 409A of the Code (“Section 409A”), it is intended that, to the greatest extent possible, amounts payable pursuant to this Award Agreement qualify for the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or any successor thereto, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such exception.
(b)    In the event that it is determined that any amounts payable pursuant to this Award Agreement do not qualify for the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or any successor thereto, it is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.
(c)    Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit hereunder may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(d)    To the extent required by Section 409A, any amount payable under the Award Agreement that constitutes deferred compensation (within the meaning of Section 409A) subject to, and not exempt from, Section 409A, payable or provided to you upon a termination of employment shall only be paid or provided to you upon your separation from service (within the meaning of Section 409A). If, at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(e)    In the event you are Retirement Eligible as of the Grant Date, (i) you will not be considered to have terminated employment unless and until you are considered to have a “separation from service” within the meaning of Section 409A; (ii) a Change of Control will not be deemed to occur unless and until there is a “change in ownership or effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A and (iii) your employment will not be considered terminated due to disability unless and until your employment terminates due to your “disability” within the meaning of Section 409A.
(f)    You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes or penalties.
SECTION 18. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,
By
/s/ Matt Argano
Name: Matthew T. Argano
Senior Vice President, Human Resources

SEAN CRANE
/s/ Sean Crane